Exhibit 99.1

CONTACT:
Jennifer Frost Hennagir
312-880-3260
jfrost-hennagir@huronconsultinggroup.com

FOR IMMEDIATE RELEASE
April 14, 2011

Huron Consulting Group Announces Alignment of Titles
For Practice and Corporate Leadership Roles

CHICAGO – April 14, 2011 – Huron Consulting Group (NASDAQ: HURN), a leading provider of business consulting services, today announced that three of its practice leaders are assuming the title of executive vice president (EVP), as will the Company’s chief operating officer, general counsel, and chief financial officer.

Shahzad Bashir, Gordon Mountford and Laura Yaeger, who lead Huron Legal, Huron Healthcare, and the Company’s Higher Education and Life Sciences practices, respectively, have been named executive vice presidents. The roles previously carried the title of vice president.

The Company also announced the transition of certain corporate officer titles to executive vice president. Corporate officers assuming the EVP titles are James K. Rojas, chief operating officer; and Diane E. Ratekin, general counsel. The role of chief financial officer, which is currently being filled by Rojas while the Company conducts a search for a new CFO, will also transition to the EVP title.

“Each of the new EVPs has played a major role in the growth of Huron’s businesses and demonstrated exceptional leadership,” said James H. Roth, chief executive officer and president, Huron Consulting Group. “We have high expectations for the continued growth of the business, and I believe their ongoing leadership in these critical markets will help us achieve those goals.”

About Huron Consulting Group
Huron Consulting Group helps clients in diverse industries improve performance, comply with complex regulations, reduce costs, recover from distress, leverage technology, and stimulate growth. The Company teams with its clients to deliver sustainable and measurable results. Huron provides services to a wide variety of both financially sound and distressed organizations, including healthcare organizations, Fortune 500 companies, leading academic institutions, medium-sized businesses, and the law firms that represent these various organizations. Learn more at www.huronconsultinggroup.com

###